Exhibit 99.2
EXPLANATORY NOTE
This report combines the annual reports on Form 10-K for the year ended December 31, 2013 of both Duke Realty Corporation and Duke Realty Limited Partnership. Unless stated otherwise or the context otherwise requires, references to "Duke Realty Corporation" or the "General Partner" mean Duke Realty Corporation and its consolidated subsidiaries; and references to the "Partnership" mean Duke Realty Limited Partnership and its consolidated subsidiaries. The terms the "Company," "we," "us" and "our" refer to the General Partner and the Partnership, collectively, and those entities owned or controlled by the General Partner and/or the Partnership.
Duke Realty Corporation is a self-administered and self-managed real estate investment trust ("REIT") and is the sole general partner of the Partnership, owning 98.7% of the common partnership interests of the Partnership ("General Partner Units") as of December 31, 2013. The remaining 1.3% of the common partnership interests ("Limited Partner Units" and, together with the General Partner Units, the "Common Units") are owned by limited partners. As the sole general partner of the Partnership, the General Partner has full, exclusive and complete responsibility and discretion in the day-to-day management and control of the Partnership. The General Partner also owns preferred partnership interests in the Partnership ("Preferred Units").
The General Partner and the Partnership are operated as one enterprise. The management of the General Partner consists of the same members as the management of the Partnership. As the sole general partner with control of the Partnership, the General Partner consolidates the Partnership for financial reporting purposes, and the General Partner does not have any significant assets other than its investment in the Partnership. Therefore, the assets and liabilities of the General Partner and the Partnership are substantially the same.
We believe combining the annual reports on Form 10-K of the General Partner and the Partnership into this single report results in the following benefits:

•	enhances investors' understanding of the General Partner and the Partnership by enabling investors to view the business as a whole in the same manner as management views and operates the business;

•
eliminates duplicative disclosure and provides a more streamlined and readable presentation of information since a substantial portion of the Company's disclosure applies to both the General Partner and the Partnership; and

•	creates time and cost efficiencies through the preparation of one combined report instead of two separate reports.
We believe it is important to understand the few differences between the General Partner and the Partnership in the context of how we operate as an interrelated consolidated company. The General Partner's only material asset is its ownership of partnership interests in the Partnership. As a result, the General Partner does not conduct business itself, other than acting as the sole general partner of the Partnership and issuing public equity from time to time. The General Partner does not issue any indebtedness, but does guarantee the unsecured debt of the Partnership. The Partnership holds substantially all the assets of the business, directly or indirectly, and holds the ownership interests related to certain of the Company's investments. The Partnership conducts the operations of the business and has no publicly traded equity. Except for net proceeds from equity issuances by the General Partner, which are contributed to the Partnership in exchange for General Partner Units or Preferred Units, the Partnership generates the capital required by the business through its operations, its incurrence of indebtedness and the issuance of Limited Partner Units to third parties.
Noncontrolling interests, shareholders' equity and partners' capital are the main areas of difference between the consolidated financial statements of the General Partner and those of the Partnership. The noncontrolling interests in the Partnership's financial statements include the interests in consolidated investees not wholly owned by the Partnership. The noncontrolling interests in the General Partner's financial statements include the same noncontrolling interests at the Partnership level, as well as the common limited partnership interests in the Partnership, which are accounted for as partners' capital by the Partnership.

In order to highlight the differences between the General Partner and the Partnership, there are separate sections in this report, as applicable, that separately discuss the General Partner and the Partnership including separate financial statements. In the sections that combine disclosure of the General Partner and the Partnership, this report refers to actions or holdings as being actions or holdings of the collective Company.

DUKE REALTY CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31,
(in thousands, except per share amounts)

	2013	2012
ASSETS
Real estate investments:
Land and improvements	$1,438,007	$1,284,081
Buildings and tenant improvements	5,531,726	5,398,886
Construction in progress	256,895	234,918
Investments in and advances to unconsolidated companies	342,947	372,256
Undeveloped land	590,052	614,208
	8,159,627	7,904,349
Accumulated depreciation	(1,368,406)	(1,296,396)
Net real estate investments	6,791,221	6,607,953

Real estate investments and other assets held-for-sale	57,466	30,937

Cash and cash equivalents	19,275	33,889
Accounts receivable, net of allowance of $1,576 and $3,374	26,173	22,283
Straight-line rent receivable, net of allowance of $9,350 and $6,091	118,251	120,303
Receivables on construction contracts, including retentions	19,209	39,754
Deferred financing costs, net of accumulated amortization of $37,016 and $48,218	36,250	40,083
Deferred leasing and other costs, net of accumulated amortization of $394,049 and $372,047	466,979	497,827
Escrow deposits and other assets	217,790	167,072
	$7,752,614	$7,560,101
LIABILITIES AND EQUITY
Indebtedness:
Secured debt	$1,100,124	$1,167,953
Unsecured debt	3,066,252	2,993,217
Unsecured line of credit	88,000	285,000
	4,254,376	4,446,170

Liabilities related to real estate investments held-for-sale	2,075	807

Construction payables and amounts due subcontractors, including retentions	69,380	84,679
Accrued real estate taxes	74,696	74,565
Accrued interest	52,824	59,215
Other accrued expenses	67,495	104,719
Other liabilities	142,589	121,097
Tenant security deposits and prepaid rents	44,550	42,731
Total liabilities	4,707,985	4,933,983
Shareholders' equity:
Preferred shares ($.01 par value); 5,000 shares authorized; 1,791 and 2,503 shares issued and outstanding	447,683	625,638
Common shares ($.01 par value); 400,000 shares authorized; 326,399 and 279,423 shares issued and outstanding	3,264	2,794
Additional paid-in capital	4,620,964	3,953,497
Accumulated other comprehensive income	4,119	2,691
Distributions in excess of net income	(2,062,787)	(1,993,206)
Total shareholders' equity	3,013,243	2,591,414
Noncontrolling interests	31,386	34,704
Total equity	3,044,629	2,626,118
	$7,752,614	$7,560,101
See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income
For the Years Ended December 31,
(in thousands, except per share amounts)

	2013	2012	2011
Revenues:
Rental and related revenue	$873,417	$770,008	$684,615
General contractor and service fee revenue	206,596	275,071	521,796
	1,080,013	1,045,079	1,206,411
Expenses:
Rental expenses	158,837	137,629	129,536
Real estate taxes	117,681	106,071	95,627
General contractor and other services expenses	183,833	254,870	480,480
Depreciation and amortization	392,627	348,268	304,310
	852,978	846,838	1,009,953
Other operating activities:
Equity in earnings of unconsolidated companies	54,116	4,674	4,565
Gain on sale of properties	59,179	344	68,549
Gain on land sales	9,547	—	—
Undeveloped land carrying costs	(8,614)	(8,829)	(8,934)
Impairment charges	(3,777)	—	(12,931)
Other operating income (expenses)	470	(633)	(1,237)
General and administrative expenses	(42,673)	(46,424)	(43,107)
	68,248	(50,868)	6,905
Operating income	295,283	147,373	203,363
Other income (expenses):
Interest and other income, net	1,887	514	658
Interest expense	(228,324)	(229,417)	(206,244)
Loss on debt extinguishment	(9,433)	—	—
Acquisition-related activity	(3,093)	(4,192)	(1,188)
Income (loss) from continuing operations before income taxes	56,320	(85,722)	(3,411)
Income tax benefit	5,080	103	194
Income (loss) from continuing operations	61,400	(85,619)	(3,217)
Discontinued operations:
Income (loss) before gain on sales	1,907	(3,716)	(1,356)
Gain on sale of depreciable properties	133,242	13,467	100,882
Income from discontinued operations	135,149	9,751	99,526
Net income (loss)	196,549	(75,868)	96,309
Dividends on preferred shares	(31,616)	(46,438)	(60,353)
Adjustments for redemption/repurchase of preferred shares	(5,932)	(5,730)	(3,796)
Net (income) loss attributable to noncontrolling interests	(5,957)	1,891	(744)
Net income (loss) attributable to common shareholders	$153,044	$(126,145)	$31,416
Basic net income (loss) per common share:
Continuing operations attributable to common shareholders	$0.06	$(0.52)	$(0.27)
Discontinued operations attributable to common shareholders	0.41	0.04	0.38
Total	$0.47	$(0.48)	$0.11
Diluted net income (loss) per common share:
Continuing operations attributable to common shareholders	$0.06	$(0.52)	$(0.27)
Discontinued operations attributable to common shareholders	0.41	0.04	0.38
Total	$0.47	$(0.48)	$0.11
Weighted average number of common shares outstanding	322,133	267,900	252,694
Weighted average number of common shares and potential dilutive securities	326,712	267,900	259,598
Comprehensive income (loss):
Net income (loss)	$196,549	$(75,868)	$96,309
Other comprehensive income (loss):
Amortization of interest contracts	451	1,829	1,829
Other	977	(125)	590
Total other comprehensive income	1,428	1,704	2,419
Comprehensive income (loss)	$197,977	$(74,164)	$98,728
See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31,
(in thousands)

	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$196,549	$(75,868)	$96,309
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of buildings and tenant improvements	288,583	262,825	267,222
Amortization of deferred leasing and other costs	120,467	116,594	118,457
Amortization of deferred financing costs	12,968	13,321	14,530
Straight-line rent adjustment	(14,633)	(19,546)	(23,877)
Impairment charges	3,777	—	12,931
Loss on debt extinguishment	9,433	—	—
Gain on acquisitions	(962)	—	(1,057)
Gains on land and depreciated property sales	(201,968)	(13,811)	(169,431)
Third-party construction contracts, net	31,920	(10,837)	(17,352)
Other accrued revenues and expenses, net	21,706	13,300	24,001
Operating distributions received in excess of (less than) equity in earnings from unconsolidated companies	(32,164)	13,179	15,804
Net cash provided by operating activities	435,676	299,157	337,537
Cash flows from investing activities:
Development of real estate investments	(427,355)	(264,755)	(162,070)
Acquisition of real estate investments and related intangible assets	(445,514)	(665,527)	(544,816)
Acquisition of undeveloped land	(76,655)	(64,944)	(14,090)
Second generation tenant improvements, leasing costs and building improvements	(91,798)	(63,884)	(99,264)
Other deferred leasing costs	(35,376)	(27,772)	(26,311)
Other assets	(30,161)	4,504	747
Proceeds from land and depreciated property sales, net	740,039	138,118	1,572,093
Capital distributions from unconsolidated companies	109,158	5,157	59,252
Capital contributions and advances to unconsolidated companies	(61,720)	(28,513)	(34,606)
Net cash provided by (used for) investing activities	(319,382)	(967,616)	750,935
Cash flows from financing activities:
Proceeds from issuance of common shares, net	649,690	315,295	—
Payments for redemption/repurchase of preferred shares	(177,955)	(168,272)	(110,726)
Proceeds from unsecured debt	750,000	600,000	—
Payments on unsecured debt	(685,022)	(222,846)	(334,432)
Proceeds from secured debt financings	1,933	13,336	—
Payments on secured indebtedness including principal amortization	(169,188)	(117,287)	(29,025)
Borrowings (payments) on lines of credit, net	(197,000)	264,707	(172,753)
Distributions to common shareholders	(220,297)	(181,892)	(171,814)
Distributions to preferred shareholders	(31,616)	(46,438)	(60,353)
Contributions from (distributions to) noncontrolling interests, net	(8,944)	2,179	(5,292)
Buyout of noncontrolling interests	—	(6,208)	—
Change in book overdrafts	(32,823)	45,272	—
Deferred financing costs	(9,686)	(9,307)	(8,652)
Net cash provided by (used for) financing activities	(130,908)	488,539	(893,047)
Net increase (decrease) in cash and cash equivalents	(14,614)	(179,920)	195,425
Cash and cash equivalents at beginning of year	33,889	213,809	18,384
Cash and cash equivalents at end of year	$19,275	$33,889	$213,809
Non-cash investing and financing activities:
Assumption of indebtedness and other liabilities in real estate acquisitions	$107,992	$112,754	$177,082
Carrying amount of pre-existing ownership interest in acquired property	$3,968	$—	$5,987
Contribution of properties to, net of debt assumed by, unconsolidated companies	$2,426	$—	$53,293
Assumption of indebtedness by buyer in real estate dispositions	$—	$—	$24,914
Conversion of Limited Partner Units to common shares	$331	$29,213	$3,130
Issuance of Limited Partner Units for acquisition	$—	$—	$28,357
See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND SUBSIDIARIES
Consolidated Statements of Changes in Equity
(in thousands, except per share data)

	Common Shareholders
	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Distributions in Excess of Net Income	Non- Controlling Interests	Total
Balance at December 31, 2010	$904,540	$2,522	$3,573,720	$(1,432)	$(1,533,740)	$44,293	$2,989,903
Net income	—	—	—	—	95,565	744	96,309
Other comprehensive income	—	—	—	2,419	—	—	2,419
Issuance of Limited Partner Units for acquisition	—	—	—	—	—	28,357	28,357
Stock-based compensation plan activity	—	4	14,041	—	(3,190)	—	10,855
Conversion of Limited Partner Units	—	3	3,127	—	—	(3,130)	—
Distributions to preferred shareholders	—	—	—	—	(60,353)	—	(60,353)
Redemption/repurchase of preferred shares	(110,630)	—	3,700	—	(3,796)	—	(110,726)
Distributions to common shareholders ($0.68 per share)	—	—	—	—	(171,814)	—	(171,814)
Distributions to noncontrolling interests	—	—	—	—	—	(5,292)	(5,292)
Balance at December 31, 2011	$793,910	$2,529	$3,594,588	$987	$(1,677,328)	$64,972	$2,779,658
Net loss	—	—	—	—	(73,977)	(1,891)	(75,868)
Other comprehensive income	—	—	—	1,704	—	—	1,704
Issuance of common shares	—	227	314,596	—	—	—	314,823
Stock-based compensation plan activity	—	13	9,395	—	(2,976)	—	6,432
Conversion of Limited Partner Units	—	25	29,188	—	—	(29,213)	—
Distributions to preferred shareholders	—	—	—	—	(46,438)	—	(46,438)
Redemption of preferred shares	(168,272)	—	5,730	—	(5,730)	—	(168,272)
Distributions to common shareholders ($0.68 per share)	—	—	—	—	(181,892)	—	(181,892)
Contributions from noncontrolling interests, net	—	—	—	—	—	2,179	2,179
Buyout of noncontrolling interests	—	—	—	—	(4,865)	(1,343)	(6,208)
Balance at December 31, 2012	$625,638	$2,794	$3,953,497	$2,691	$(1,993,206)	$34,704	$2,626,118
Net income	—	—	—	—	190,592	5,957	196,549
Other comprehensive income	—	—	—	1,428	—	—	1,428
Issuance of common shares	—	462	649,228	—	—	—	649,690
Stock-based compensation plan activity	—	8	11,976	—	(2,328)	—	9,656
Conversion of Limited Partner Units	—	—	331	—	—	(331)	—
Distributions to preferred shareholders	—	—	—	—	(31,616)	—	(31,616)
Redemption of preferred shares	(177,955)	—	5,932	—	(5,932)	—	(177,955)
Distributions to common shareholders ($0.68 per share)	—	—	—	—	(220,297)	—	(220,297)
Distributions to noncontrolling interests, net	—	—	—	—	—	(8,944)	(8,944)
Balance at December 31, 2013	$447,683	$3,264	$4,620,964	$4,119	$(2,062,787)	$31,386	$3,044,629
See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31,
(in thousands)

	2013	2012
ASSETS
Real estate investments:
Land and improvements	$1,438,007	$1,284,081
Buildings and tenant improvements	5,531,726	5,398,886
Construction in progress	256,895	234,918
Investments in and advances to unconsolidated companies	342,947	372,256
Undeveloped land	590,052	614,208
	8,159,627	7,904,349
Accumulated depreciation	(1,368,406)	(1,296,396)
Net real estate investments	6,791,221	6,607,953

Real estate investments and other assets held-for-sale	57,466	30,937

Cash and cash equivalents	19,275	33,889
Accounts receivable, net of allowance of $1,576 and $3,374	26,173	22,283
Straight-line rent receivable, net of allowance of $9,350 and $6,091	118,251	120,303
Receivables on construction contracts, including retentions	19,209	39,754
Deferred financing costs, net of accumulated amortization of $37,016 and $48,218	36,250	40,083
Deferred leasing and other costs, net of accumulated amortization of $394,049 and $372,047	466,979	497,827
Escrow deposits and other assets	217,790	167,072
	$7,752,614	$7,560,101
LIABILITIES AND EQUITY
Indebtedness:
Secured debt	$1,100,124	$1,167,953
Unsecured debt	3,066,252	2,993,217
Unsecured line of credit	88,000	285,000
	4,254,376	4,446,170

Liabilities related to real estate investments held-for-sale	2,075	807

Construction payables and amounts due subcontractors, including retentions	69,380	84,679
Accrued real estate taxes	74,696	74,565
Accrued interest	52,824	59,215
Other accrued expenses	67,739	104,886
Other liabilities	142,589	121,097
Tenant security deposits and prepaid rents	44,550	42,731
Total liabilities	4,708,229	4,934,150
Partners’ equity:
General Partner:
Common equity (326,399 and 279,423 General Partner Units issued and outstanding)	2,565,370	1,967,091
Preferred equity (1,791 and 2,503 Preferred Units issued and outstanding)	447,683	625,638
	3,013,053	2,592,729
Limited Partners' common equity (4,387 and 4,419 Limited Partner Units issued and outstanding)	20,158	21,383
Accumulated other comprehensive income	4,119	2,691
Total partners' equity	3,037,330	2,616,803
Noncontrolling interests	7,055	9,148
Total equity	3,044,385	2,625,951
	$7,752,614	$7,560,101

See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income
For the Years Ended December 31,
(in thousands, except per unit amounts)

	2013	2012	2011
Revenues:
Rental and related revenue	$873,417	$770,008	$684,615
General contractor and service fee revenue	206,596	275,071	521,796
	1,080,013	1,045,079	1,206,411
Expenses:
Rental expenses	158,837	137,629	129,536
Real estate taxes	117,681	106,071	95,627
General contractor and other services expenses	183,833	254,870	480,480
Depreciation and amortization	392,627	348,268	304,310
	852,978	846,838	1,009,953
Other operating activities:
Equity in earnings of unconsolidated companies	54,116	4,674	4,565
Gain on sale of properties	59,179	344	68,549
Gain on land sales	9,547	—	—
Undeveloped land carrying costs	(8,614)	(8,829)	(8,934)
Impairment charges	(3,777)	—	(12,931)
Other operating income (expenses)	470	(633)	(1,237)
General and administrative expenses	(42,673)	(46,424)	(43,107)
	68,248	(50,868)	6,905
Operating income	295,283	147,373	203,363
Other income (expenses):
Interest and other income, net	1,887	514	658
Interest expense	(228,324)	(229,417)	(206,244)
Loss on debt extinguishment	(9,433)	—	—
Acquisition-related activity	(3,093)	(4,192)	(1,188)
Income (loss) from continuing operations before income taxes	56,320	(85,722)	(3,411)
Income tax benefit	5,080	103	194
Income (loss) from continuing operations	61,400	(85,619)	(3,217)
Discontinued operations:
Income (loss) before gain on sales	1,907	(3,716)	(1,356)
Gain on sale of depreciable properties	133,242	13,467	100,882
Income from discontinued operations	135,149	9,751	99,526
Net income (loss)	196,549	(75,868)	96,309
Distributions on Preferred Units	(31,616)	(46,438)	(60,353)
Adjustments for redemption/repurchase of Preferred Units	(5,932)	(5,730)	(3,796)
Net (income) loss attributable to noncontrolling interests	(3,863)	(382)	115
Net income (loss) attributable to common unitholders	$155,138	$(128,418)	$32,275
Basic net income (loss) per Common Unit:
Continuing operations attributable to common unitholders	$0.06	$(0.52)	$(0.27)
Discontinued operations attributable to common unitholders	0.41	0.04	0.38
Total	$0.47	$(0.48)	$0.11
Diluted net income (loss) per Common Unit:
Continuing operations attributable to common unitholders	$0.06	$(0.52)	$(0.27)
Discontinued operations attributable to common unitholders	0.41	0.04	0.38
Total	$0.47	$(0.48)	$0.11
Weighted average number of Common Units outstanding	326,525	272,729	259,598
Weighted average number of Common Units and potential dilutive securities	326,712	272,729	259,598
Comprehensive income (loss):
Net income (loss)	$196,549	$(75,868)	$96,309
Other comprehensive income (loss):
Amortization of interest contracts	451	1,829	1,829
Other	977	(125)	590
Total other comprehensive income	1,428	1,704	2,419
Comprehensive income (loss)	$197,977	$(74,164)	$98,728
See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31,
(in thousands)

	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$196,549	$(75,868)	$96,309
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of buildings and tenant improvements	288,583	262,825	267,222
Amortization of deferred leasing and other costs	120,467	116,594	118,457
Amortization of deferred financing costs	12,968	13,321	14,530
Straight-line rent adjustment	(14,633)	(19,546)	(23,877)
Impairment charges	3,777	—	12,931
Loss on debt extinguishment	9,433	—	—
Gain on acquisitions	(962)	—	(1,057)
Gains on land and depreciated property sales	(201,968)	(13,811)	(169,431)
Third-party construction contracts, net	31,920	(10,837)	(17,352)
Other accrued revenues and expenses, net	21,783	13,399	24,036
Operating distributions received in excess of (less than) equity in earnings from unconsolidated companies	(32,164)	13,179	15,804
Net cash provided by operating activities	435,753	299,256	337,572
Cash flows from investing activities:
Development of real estate investments	(427,355)	(264,755)	(162,070)
Acquisition of real estate investments and related intangible assets	(445,514)	(665,527)	(544,816)
Acquisition of undeveloped land	(76,655)	(64,944)	(14,090)
Second generation tenant improvements, leasing costs and building improvements	(91,798)	(63,884)	(99,264)
Other deferred leasing costs	(35,376)	(27,772)	(26,311)
Other assets	(30,161)	4,504	747
Proceeds from land and depreciated property sales, net	740,039	138,118	1,572,093
Capital distributions from unconsolidated companies	109,158	5,157	59,252
Capital contributions and advances to unconsolidated companies	(61,720)	(28,513)	(34,606)
Net cash provided by (used for) investing activities	(319,382)	(967,616)	750,935
Cash flows from financing activities:
Contributions from the General Partner	649,690	315,295	—
Payments for redemption/repurchase of Preferred Units	(177,955)	(168,272)	(110,726)
Proceeds from unsecured debt	750,000	600,000	—
Payments on unsecured debt	(685,022)	(222,846)	(334,432)
Proceeds from secured debt financings	1,933	13,336	—
Payments on secured indebtedness including principal amortization	(169,188)	(117,287)	(29,025)
Borrowings (payments) on lines of credit, net	(197,000)	264,707	(172,753)
Distributions to common unitholders	(223,362)	(185,299)	(176,593)
Distributions to preferred unitholders	(31,616)	(46,438)	(60,353)
Contributions from (distributions to) noncontrolling interests, net	(5,956)	5,470	(566)
Buyout of noncontrolling interests	—	(6,208)	—
Change in book overdrafts	(32,823)	45,272	—
Deferred financing costs	(9,686)	(9,307)	(8,652)
Net cash provided by (used for) financing activities	(130,985)	488,423	(893,100)
Net increase (decrease) in cash and cash equivalents	(14,614)	(179,937)	195,407
Cash and cash equivalents at beginning of year	33,889	213,826	18,419
Cash and cash equivalents at end of year	$19,275	$33,889	$213,826
Non-cash investing and financing activities:
Assumption of indebtedness and other liabilities for real estate acquisitions	$107,992	$112,754	$177,082
Carrying amount of pre-existing ownership interest in acquired properties	$3,968	—	$5,987
Contribution of properties to, net of debt assumed by, unconsolidated companies	$2,426	$—	$53,293
Assumption of indebtedness by buyer in real estate dispositions	$—	$—	$24,914
Conversion of Limited Partner Units to common shares of the General Partner	$331	$29,213	$3,130
Issuance of Limited Partner Units for acquisition	$—	$—	$28,357
See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES
Consolidated Statements of Changes in Equity
(in thousands, except per unit data)

	Common Unitholders
			Limited	Accumulated
	General Partner		Partners'	Other	Total
	Common	Preferred	Common	Comprehensive	Partners'	Noncontrolling	Total
	Equity	Equity	Equity	Income (Loss)	Equity	Interests	Equity
Balance at December 31, 2010	$2,046,617	$904,540	$34,894	$(1,432)	$2,984,619	$5,226	$2,989,845
Net income (loss)	35,212	60,353	859	—	96,424	(115)	96,309
Other comprehensive income	—	—	—	2,419	2,419	—	2,419
Issuance of Limited Partner Units for acquisition	—	—	28,357	—	28,357	—	28,357
Stock-based compensation plan activity	10,890	—	—	—	10,890	—	10,890
Conversion of Limited Partner Units to common shares of the General Partner	3,130	—	(3,130)	—	—	—	—
Distributions to Preferred Unitholders	—	(60,353)	—	—	(60,353)	—	(60,353)
Redemption/repurchase of Preferred Units	(96)	(110,630)	—	—	(110,726)	—	(110,726)
Distributions to Partners ($0.68 per Common Unit)	(171,867)	—	(4,726)	—	(176,593)	—	(176,593)
Distributions to noncontrolling interests	—	—	—	—	—	(566)	(566)
Balance at December 31, 2011	$1,923,886	$793,910	$56,254	$987	$2,775,037	$4,545	$2,779,582
Net loss	(120,415)	46,438	(2,273)	—	(76,250)	382	(75,868)
Other comprehensive income	—	—	—	1,704	1,704	—	1,704
Capital Contribution from the General Partner	314,823	—	—	—	314,823	—	314,823
Stock-based compensation plan activity	6,457	—	—	—	6,457	—	6,457
Conversion of Limited Partner Units to common shares of the General Partner	29,213	—	(29,213)	—	—	—	—
Distributions to Preferred Unitholders	—	(46,438)	—	—	(46,438)	—	(46,438)
Redemption of Preferred Units	—	(168,272)	—	—	(168,272)	—	(168,272)
Distributions to Partners ($0.68 per Common Unit)	(182,008)	—	(3,291)	—	(185,299)	—	(185,299)
Contributions from noncontrolling interests, net	—	—	—	—	—	5,470	5,470
Buyout of noncontrolling interests	(4,865)	—	(94)	—	(4,959)	(1,249)	(6,208)
Balance at December 31, 2012	$1,967,091	$625,638	$21,383	$2,691	$2,616,803	$9,148	$2,625,951
Net income	158,976	31,616	2,094	—	192,686	3,863	196,549
Other comprehensive income	—	—	—	1,428	1,428	—	1,428
Capital Contribution from the General Partner	649,690	—	—	—	649,690	—	649,690
Stock-based compensation plan activity	9,656	—	—	—	9,656	—	9,656
Conversion of Limited Partner Units to common shares of the General Partner	331	—	(331)	—	—	—	—
Distributions to Preferred Unitholders	—	(31,616)	—	—	(31,616)	—	(31,616)
Redemption of Preferred Units	—	(177,955)	—	—	(177,955)	—	(177,955)
Distributions to Partners ($0.68 per Common Unit)	(220,374)	—	(2,988)	—	(223,362)	—	(223,362)
Distributions to noncontrolling interests, net	—	—	—	—	—	(5,956)	(5,956)
Balance at December 31, 2013	$2,565,370	$447,683	$20,158	$4,119	$3,037,330	$7,055	$3,044,385
See accompanying Notes to Consolidated Financial Statements.

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	The Company
Duke Realty Corporation (the "General Partner") was formed in 1985, and we believe that it qualifies as a real estate investment trust ("REIT") under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Duke Realty Limited Partnership (the "Partnership") was formed on October 4, 1993, when the General Partner contributed all of its properties and related assets and liabilities, together with the net proceeds from an offering of additional shares of its common stock, to the Partnership. Unless otherwise indicated, the notes to the consolidated financial statements apply to both the General Partner and the Partnership. The terms "Company," "we," "us" and "our" refer to the General Partner and the Partnership, collectively, and those entities owned or controlled by the General Partner and/or the Partnership.
The General Partner is the sole general partner of the Partnership, owning approximately 98.7% of the common partnership interests of the Partnership ("General Partner Units") at December 31, 2013. The remaining 1.3% of the common partnership interests ("Limited Partner Units" and, together with the General Partner Units, the "Common Units") are owned by limited partners. As the sole general partner of the Partnership, the General Partner has full, exclusive and complete responsibility and discretion in the day-to-day management and control of the Partnership. The General Partner and the Partnership are operated as one enterprise. The management of the General Partner consists of the same members as the management of the Partnership. As the sole general partner with control of the Partnership, the General Partner consolidates the Partnership for financial reporting purposes, and the General Partner does not have any significant assets other than its investment in the Partnership. Therefore, the assets and liabilities of the General Partner and the Partnership are substantially the same.
Limited Partners have the right to redeem their Limited Partner Units, subject to certain restrictions. Pursuant to the Fourth Amended and Restated Agreement of Limited Partnership, as amended (the "Partnership Agreement"), the General Partner is obligated to redeem the Limited Partner Units in shares of its common stock, unless it determines in its reasonable discretion that the issuance of shares of its common stock could cause it to fail to qualify as a REIT. Each Limited Partner Unit shall be redeemed for one share of the General Partner's common stock, or, in the event that the issuance of shares could cause the General Partner to fail to qualify as a REIT, cash equal to the fair market value of one share of the General Partner's common stock at the time of redemption, in each case, subject to certain adjustments described in the Partnership Agreement. The Limited Partner Units are not required, per the terms of the Partnership Agreement, to be redeemed in registered shares of the General Partner. The General Partner also owns preferred partnership interests in the Partnership ("Preferred Units").
We own and operate a portfolio primarily consisting of industrial and office properties and provide real estate services to third-party owners. Substantially all of our Rental Operations (see Note 8) are conducted through the Partnership. We conduct our Service Operations (see Note 8) through Duke Realty Services, LLC, Duke Realty Services Limited Partnership and Duke Construction Limited Partnership ("DCLP"), which are consolidated entities that are 100% owned by a combination of the General Partner and the Partnership. DCLP is owned through a taxable REIT subsidiary.

(2)	Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements include our accounts and the accounts of our majority-owned or controlled subsidiaries. The equity interests in these controlled subsidiaries not owned by us are reflected as noncontrolling interests in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements. Investments in entities that we do not control, and variable interest entities ("VIEs") in which we are not the primary beneficiary, are not consolidated and are reflected as investments in unconsolidated companies under the equity method of reporting.
Reclassifications
Certain amounts in the accompanying consolidated financial statements for 2012 and 2011 have been reclassified to conform to the 2013 consolidated financial statement presentation.

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Investments
Rental real property, including land, land improvements, buildings and tenant improvements, are included in real estate investments and are generally stated at cost. Construction in process and undeveloped land are included in real estate investments and are stated at cost. Real estate investments also include our equity interests in unconsolidated joint ventures that own and operate rental properties and hold land for development.
Depreciation
Buildings and land improvements are depreciated on the straight-line method over their estimated lives not to exceed 40 and 15 years, respectively, for properties that we develop, and not to exceed 30 and 10 years, respectively, for acquired properties. Tenant improvement costs are depreciated using the straight-line method over the shorter of the useful life of the asset or term of the related lease.
Cost Capitalization
Direct and certain indirect costs clearly associated with the development, construction, leasing or expansion of real estate investments are capitalized as a cost of the property. In addition, all leasing commissions paid to third parties for new leases or lease renewals are capitalized. We capitalize a portion of our indirect costs associated with our construction, development and leasing efforts. In assessing the amount of direct and indirect costs to be capitalized, allocations are made based on estimates of the actual amount of time spent in each activity. We do not capitalize any costs attributable to downtime or to unsuccessful projects.
We capitalize direct and indirect project costs associated with the initial construction of a property up to the time the property is substantially complete and ready for its intended use. In addition, we capitalize costs, including real estate taxes, insurance, and utilities, that have been allocated to vacant space based on the square footage of the portion of the building not held available for immediate occupancy during the extended lease-up periods after construction of the building shell has been completed if costs are being incurred to ready the vacant space for its intended use. If costs and activities incurred to ready the vacant space cease, then cost capitalization is also discontinued until such activities are resumed. Once necessary work has been completed on a vacant space, project costs are no longer capitalized.
We cease capitalization of all project costs on extended lease-up periods when significant activities have ceased, which does not exceed the shorter of a one-year period after the completion of the building shell or when the property attains 90% occupancy.
Impairment
We evaluate our real estate assets, with the exception of those that are classified as held-for-sale, for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If such an evaluation is considered necessary, we compare the carrying amount of that real estate asset, or asset group, with the expected undiscounted cash flows that are directly associated with, and that are expected to arise as a direct result of, the use and eventual disposition of that asset, or asset group. Our estimate of the expected future cash flows used in testing for impairment is based on, among other things, our estimates regarding future market conditions, rental rates, occupancy levels, costs of tenant improvements, leasing commissions and other tenant concessions, assumptions regarding the residual value of our properties at the end of our anticipated holding period and the length of our anticipated holding period and is, therefore, subjective by nature. These assumptions could differ materially from actual results. If our strategy changes or if market conditions otherwise dictate a reduction in the holding period and an earlier sale date, an impairment loss could be recognized and such loss could be material. To the extent the carrying amount of a real estate asset, or asset group, exceeds the associated estimate of undiscounted cash flows, an impairment loss is recorded to reduce the carrying value of the asset to its fair value.
The determination of the fair value of real estate assets is also highly subjective, especially in markets where there is a lack of recent comparable transactions. We primarily utilize the income approach to estimate the fair value of our income producing real estate assets. We utilize marketplace participant assumptions to estimate the fair value of a real estate asset when an impairment charge is required to be measured. The estimation of future cash flows, as

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

well as the selection of the discount rate and exit capitalization rate used in applying the income approach, are highly subjective measures in estimating fair value.
Real estate assets classified as held-for-sale are reported at the lower of their carrying value or their fair value, less estimated costs to sell. Once a property is designated as held-for-sale, no further depreciation expense is recorded.
Purchase Accounting
We expense acquisition related costs immediately as period costs. We record assets acquired in step acquisitions at their full fair value and record a gain or loss, within acquisition-related activity in our consolidated Statements of Operations, for the difference between the fair value and the carrying value of our existing equity interest. Additionally, contingencies arising from a business combination are recorded at fair value if the acquisition date fair value can be determined during the measurement period.
We allocate the purchase price of acquired properties to tangible and identified intangible assets based on their respective fair values, using all pertinent information available at the date of acquisition. The allocation to tangible assets (buildings, tenant improvements and land) is based upon management's determination of the value of the property as if it were vacant. This “as-if vacant” value is estimated using an income, or discounted cash flow, approach that relies upon internally determined assumptions that we believe are consistent with current market conditions for similar properties. The most important assumptions in determining the allocation of the purchase price to tangible assets are the exit capitalization rate, discount rate, estimated market rents, and hypothetical expected lease-up periods. The purchase price of real estate assets is also allocated to intangible assets consisting of the above or below market component of in-place leases, the value of in-place leases as well as, to the extent applicable, acquired in-place leases that may have a customer relationship intangible value. There have been no customer relationship intangible assets related to any of our acquisitions to date.
The value allocable to the above or below market component of an acquired in-place lease is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be received pursuant to the lease over its remaining term and (ii) management's estimate of the amounts that would be received using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in deferred leasing and other costs in the balance sheet and below market leases are included in other liabilities in the balance sheet; both are amortized to rental income over the remaining terms of the respective leases.
Factors considered in determining the value allocable to in-place leases include estimates, during hypothetical expected lease-up periods, of space that is actually leased at the time of acquisition, of lost rent at market rates, fixed operating costs that will be recovered from tenants, and theoretical leasing commissions required to execute similar leases. These intangible assets are included in deferred leasing and other costs in the balance sheet and are depreciated over the remaining term of the existing lease.
 Joint Ventures
We have equity interests in unconsolidated joint ventures that primarily own and operate rental properties or hold land for development. We consolidate those joint ventures that are considered to be VIEs where we are the primary beneficiary. We analyze our investments in joint ventures to determine if the joint venture is considered a VIE and would require consolidation. We (i) evaluate the sufficiency of the total equity investment at risk, (ii) review the voting rights and decision-making authority of the equity investment holders as a group and whether there are any guaranteed returns, protection against losses, or capping of residual returns within the group and (iii) establish whether activities within the venture are on behalf of an investor with disproportionately few voting rights in making this VIE determination.
To the extent that we (i) are the sole entity that has the power to direct the activities of the VIE and (ii) have the obligation or rights to absorb the VIE's losses or receive its benefits, then we would be determined to be the primary beneficiary of the VIE and would consolidate it. At each reporting period, we re-assess our conclusions as to which, if any, party within the VIE is considered the primary beneficiary.

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2012, we had three unconsolidated joint ventures that met the criteria to be considered VIEs. In December 2013, one of those joint ventures sold assets and repaid all of its third-party debt, thus removing the subordinated financial support in the form of the guarantee of the joint venture's debt, which we had previously provided. As the result of these events, we re-evaluated the sufficiency of the joint venture's equity at risk and determined that it no longer met the criteria to be considered a VIE. As such, we evaluated the joint venture for consolidation under the voting interest model and determined that the equity method of accounting was still appropriate due to the fact that both we and our partner had substantive participating rights over the joint venture's operations.
After the aforementioned reconsideration event, there were two unconsolidated joint ventures at December 31, 2013 that met the criteria to be considered VIEs. These two unconsolidated joint ventures were formed with the sole purpose of developing, constructing, leasing, marketing and selling or operating properties. The business activities of these unconsolidated joint ventures have been financed through a combination of equity contributions, partner/member loans, and third-party debt that is guaranteed by a combination of us and the other partner/member of each entity. All significant decisions for these unconsolidated joint ventures, including those decisions that most significantly impact each venture's economic performance, require unanimous approval of each joint venture's partners or members. In certain cases, these decisions also require lender approval. Unanimous approval requirements for these unconsolidated joint ventures include entering into new leases, setting annual operating budgets, selling underlying properties, and incurring additional indebtedness. Because no single entity exercises control over the decisions that most significantly affect each joint venture's economic performance, we determined there to be no individual primary beneficiary and that the equity method of accounting is appropriate.
The following table provides a summary of the carrying value in our consolidated balance sheet, as well as our maximum loss exposure under guarantees for the unconsolidated subsidiaries that we have determined to be VIEs at December 31, 2013 and 2012, respectively (in millions):

	Carrying Value		Maximum Loss Exposure
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Investment in unconsolidated companies	$7.5	$54.7	$7.5	$54.7
Guarantee obligations (1)	$(18.4)	$(23.3)	$(112.8)	$(144.8)

(1)
We are party to guarantees of the third-party debt of these joint ventures, and our maximum loss exposure is equal to the maximum monetary obligation pursuant to the guarantee agreements. We have also recorded a liability for our probable future obligation under a guarantee to the lender of one of these ventures, which is included within the carrying value of our guarantee obligations. Pursuant to an agreement with the lender, we may make member loans to this joint venture that will reduce our maximum guarantee obligation, which is $13.4 million at December 31, 2013, on a dollar-for-dollar basis. The carrying value of our recorded guarantee obligations is included in other liabilities in our Consolidated Balance Sheets.

To the extent that our joint ventures do not qualify as VIEs, they are consolidated if we control them through majority ownership interests or if we are the managing entity (general partner or managing member) and our partner does not have substantive participating rights. Control is further demonstrated by our ability to unilaterally make significant operating decisions, refinance debt and sell the assets of the joint venture without the consent of the non-managing entity and the inability of the non-managing entity to remove us from our role as the managing entity. Consolidated joint ventures that are not VIEs are not significant in any period presented in these consolidated financial statements.
We use the equity method of accounting for those joint ventures where we exercise significant influence but do not have control. Under the equity method of accounting, our investment in each joint venture is included on our balance sheet; however, the assets and liabilities of the joint ventures for which we use the equity method are not included on our balance sheet.
To the extent that we contribute assets to a joint venture, our investment in the joint venture is recorded at our cost basis in the assets that were contributed to the joint venture. To the extent that our cost basis is different than the basis reflected at the joint venture level, the basis difference is amortized over the life of the related asset and included in our share of equity in net income of the joint venture. We recognize gains on the contribution or sale of

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

real estate to joint ventures, relating solely to the outside partner's interest, to the extent the economic substance of the transaction is a sale.
When circumstances indicate there may have been a reduction in the value of an equity investment, we evaluate whether the loss in value is other than temporary. If we conclude it is other than temporary we recognize an impairment charge to reflect the equity investment at fair value.
Cash Equivalents
Investments with an original maturity of three months or less are classified as cash equivalents.
Valuation of Receivables
We reserve the entire receivable balance, including straight-line rent, of any tenant with an amount outstanding over 90 days. Additional reserves are recorded for more current amounts, as applicable, where we have determined collectability to be doubtful. Straight-line rent receivables for any tenant with long-term risk, regardless of the status of current rent receivables, are reviewed and reserved as necessary.
Deferred Costs
Costs incurred in connection with obtaining financing are deferred and are amortized to interest expense over the term of the related loan. All direct and indirect costs, including estimated internal costs, associated with the leasing of real estate investments owned by us are capitalized and amortized over the term of the related lease. We include lease incentive costs, which are payments made on behalf of a tenant to sign a lease, in deferred leasing costs and amortize them on a straight-line basis over the respective lease terms as a reduction of rental revenues. We include as lease incentives amounts funded to construct tenant improvements owned by the tenant. Unamortized costs are charged to expense upon the early termination of the lease or upon early payment of the financing.
Deferred leasing and other costs at December 31, 2013 and 2012, excluding such costs for properties classified as held-for-sale, were as follows (in thousands):

	2013	2012
Deferred leasing costs	$477,374	$466,856
Acquired lease-related intangible assets	383,654	403,018
	$861,028	$869,874

Accumulated amortization - deferred leasing costs	$(247,081)	$(236,335)
Accumulated amortization - acquired lease-related intangible assets	(146,968)	(135,712)
Total	$466,979	$497,827
The expected future amortization, or charge to rental income, of acquired lease-related intangible assets is summarized in the table below (in thousands):

Year	Amortization Expense	Charge to Rental Income
2014	$54,623	$2,265
2015	41,420	1,741
2016	32,610	1,419
2017	26,159	1,176
2018	19,557	1,007
Thereafter	51,893	2,816
	$226,262	$10,424
Convertible Debt Accounting
Our 3.75% Exchangeable Senior Notes ("Exchangeable Notes") were issued in November 2006 and had an exchange rate of 20.47 common shares per $1,000 principal amount of the notes, representing an exchange price of $48.85 per common share. We repaid the Exchangeable Notes at the first contractual redemption date in December

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2011. We accounted for the debt and equity components of our Exchangeable Notes separately, with the value assigned to the debt component equal to the estimated fair value of debt with similar contractual cash flows, but without the conversion feature, resulting in the debt being recorded at a discount. The resulting debt discount was amortized over the period from its issuance through the date of repayment as additional non-cash interest expense.
Interest expense was recognized on the Exchangeable Notes at an effective rate of 5.62%. The increase to interest expense (in thousands) on the Exchangeable Notes, which led to a corresponding decrease to net income, for the year ended December 31, 2011 is summarized as follows:

2011
Interest expense on Exchangeable Notes, excluding effect of accounting for convertible debt	$5,769
Effect of accounting for convertible debt	2,090
Total interest expense on Exchangeable Notes	$7,859
Noncontrolling Interests
Noncontrolling interests relate to the minority ownership interests in the Partnership and interests in consolidated property partnerships that are not wholly-owned by the General Partner or the Partnership. Noncontrolling interests are subsequently adjusted for additional contributions, distributions to noncontrolling holders and the noncontrolling holders' proportionate share of the net earnings or losses of each respective entity. We report noncontrolling interests as a component of total equity.
When a Unit is redeemed (Note 1), the change in ownership is treated as an equity transaction by the General Partner and there is no effect on its earnings or net assets.
Revenue Recognition
Rental and Related Revenue
The timing of revenue recognition under an operating lease is determined based upon ownership of the tenant improvements. If we are the owner of the tenant improvements, revenue recognition commences after the improvements are completed and the tenant takes possession or control of the space. If we determine that the tenant allowances or improvements we are funding are lease incentives, then we commence revenue recognition when possession or control of the space is turned over to the tenant. Rental income from leases is recognized on a straight-line basis.
We record lease termination fees when a tenant has executed a definitive termination agreement with us and the payment of the termination fee is not subject to any material conditions that must be met or waived before the fee is due to us.
General Contractor and Service Fee Revenue
Management fees are based on a percentage of rental receipts of properties managed and are recognized as the rental receipts are collected. Maintenance fees are based upon established hourly rates and are recognized as the services are performed. Construction management and development fees represent fee-based third-party contracts and are recognized as earned based on the percentage of completion method.
We recognize income on construction contracts where we serve as a general contractor on the percentage of completion method. Using this method, profits are recorded based on our estimates of the percentage of completion of individual contracts, commencing when the work performed under the contracts reaches a point where the final costs can be estimated with reasonable accuracy. The percentage of completion estimates are based on a comparison of the contract expenditures incurred to the estimated final costs. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. To the extent that a fixed-price contract is estimated to result in a loss, the loss is recorded immediately.

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unbilled and overbilled receivables on construction contracts totaled $9.9 million and $7.8 million, respectively, at December 31, 2013 and $18.4 million and $2.4 million, respectively, at December 31, 2012. Overbilled receivables are included in other liabilities in the Consolidated Balance Sheets.
Property Sales
Gains on sales of all properties are recognized in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 360-20. The specific timing of the sale of a building is measured against various criteria in FASB ASC 360-20 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance from the seller associated with the properties. We make judgments based on the specific terms of each transaction as to the amount of the total profit from the transaction that we recognize considering factors such as continuing ownership interest we may have with the buyer ("partial sales") and our level of future involvement with the property or the buyer that acquires the assets. If the full accrual sales criteria are not met, we defer gain recognition and account for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate, until the full accrual sales criteria are met. Estimated future costs to be incurred after completion of each sale are included in the determination of the gain on sales.
To the extent that a property has had operations prior to sale, and that we do not have continuing involvement with the property, gains from sales of depreciated property are included in discontinued operations and the proceeds from the sale of these held-for-rental properties are classified in the investing activities section of the Consolidated Statements of Cash Flows.
Rental properties that do not meet the criteria for presentation as discontinued operations are classified as gain on sale of properties in the Consolidated Statements of Operations and Comprehensive Income.
Net Income (Loss) Per Common Share or Common Unit
Basic net income (loss) per common share or Common Unit is computed by dividing net income (loss) attributable to common shareholders or common unitholders, less dividends or distributions on share-based awards expected to vest (referred to as "participating securities" and primarily composed of unvested restricted stock units), by the weighted average number of common shares or Common Units outstanding for the period.

Diluted net income (loss) per common share is computed by dividing the sum of basic net income (loss) attributable to common shareholders and the noncontrolling interest in earnings allocable to Limited Partner Units (to the extent the Limited Partner Units are dilutive) by the sum of the weighted average number of common shares outstanding and, to the extent they are dilutive, Units outstanding and any potential dilutive securities for the period. Diluted net income (loss) per Common Unit is computed by dividing the basic net income (loss) attributable to common unitholders by the sum of the weighted average number of Common Units outstanding and any potential dilutive securities for the period.

The following table reconciles the components of basic and diluted net income (loss) per common share or Common Unit (in thousands):

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2013	2012	2011
General Partner
Net income (loss) attributable to common shareholders	$153,044	$(126,145)	$31,416
Less: Dividends on participating securities	(2,678)	(3,075)	(3,243)
Basic net income (loss) attributable to common shareholders	150,366	(129,220)	28,173
Noncontrolling interest in earnings of common unitholders	2,094	—	859
Diluted net income (loss) attributable to common shareholders	$152,460	$(129,220)	$29,032
Weighted average number of common shares outstanding	322,133	267,900	252,694
Weighted average Limited Partner Units outstanding	4,392	—	6,904
Other potential dilutive shares	187	—	—
Weighted average number of common shares and potential dilutive securities	326,712	267,900	259,598

Partnership
Net income (loss) attributable to common unitholders	$155,138	$(128,418)	$32,275
Less: Distributions on participating securities	(2,678)	(3,075)	(3,243)
Basic and diluted net loss attributable to common unitholders	$152,460	$(131,493)	$29,032
Weighted average number of Common Units outstanding	326,525	272,729	259,598
Other potential dilutive units	187	—	—
Weighted average number of Common Units and potential dilutive securities	326,712	272,729	259,598
The Limited Partner Units are anti-dilutive to the General Partner for the year ended December 31, 2012, as a result of the net loss for this period. In addition, substantially all potential shares related to our stock-based compensation plans are anti-dilutive for all years presented and potential shares related to our Exchangeable Notes, which were repaid in December 2011, were anti-dilutive for the year ended December 31, 2011. The following table summarizes the data that is excluded from the computation of net income (loss) per common share or Common Unit as a result of being anti-dilutive (in thousands):

	2013	2012	2011
General Partner
Noncontrolling interest in loss of common unitholders	$—	$(2,273)	$—
Weighted average Limited Partner Units outstanding	—	4,829	—
General Partner and Partnership
Other potential dilutive shares or units:
Anti-dilutive outstanding potential shares or units under fixed stock option and other stock-based compensation plans	1,373	1,859	1,677
Anti-dilutive potential shares under the Exchangeable Notes	—	—	3,140
Outstanding participating securities	3,871	4,099	4,780
Other Comprehensive Income
In February 2013, the Financial Accounting Standards Board issued Accounting Standards Update No. 2013-02, Other Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"), which was effective for us beginning with the three months ended March 31, 2013. ASU 2013-02 requires presentation of significant amounts reclassified out of accumulated other comprehensive income. Activity within other comprehensive income or loss includes the amortization to interest expense, over the lives of previously hedged loans, of the values of interest rate swaps that have been settled, as well as changes in the fair values of currently outstanding interest rate swaps that we have designated as cash flow hedges. Activity within other comprehensive income is not material for any individual type of activity, as well as for all activities in the aggregate, for all periods presented in this Report.
Federal Income Taxes
General Partner
The General Partner has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. To qualify as a REIT, the General Partner must meet a number of organizational and operational requirements, including a requirement to distribute at least 90% of its REIT taxable income to its shareholders. Management intends to continue to adhere to these requirements and to maintain the General Partner's REIT status. As a REIT,

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the General Partner is entitled to a tax deduction for the dividends it pays to shareholders. Accordingly, the General Partner generally will not be subject to federal income taxes as long as it currently distributes to shareholders an amount equal to or in excess of its taxable income. The General Partner is also generally subject to federal income taxes on any taxable income that is not currently distributed to its shareholders. If the General Partner fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes and may not be able to qualify as a REIT for four subsequent taxable years.
REIT qualification reduces, but does not eliminate, the amount of state and local taxes we pay. In addition, our financial statements include the operations of taxable corporate subsidiaries that are not entitled to a dividends paid deduction and are subject to federal, state and local income taxes. As a REIT, the General Partner may also be subject to certain federal excise taxes if it engages in certain types of transactions.
The following table reconciles the General Partner's net income (loss) to taxable income (loss) before the dividends paid deduction, and subject to the 90% distribution requirement, for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	2013	2012	2011
Net income (loss)	$196,549	$(75,868)	$96,309
Book/tax differences	49,383	148,462	(12,885)
Taxable income before the dividends paid deduction	245,932	72,594	83,424
Less: capital gains	(108,938)	—	—
Adjusted taxable income subject to the 90% distribution requirement	$136,994	$72,594	$83,424
The General Partner's dividends paid deduction is summarized below (in thousands):

	2013	2012	2011
Total Cash dividends paid	$251,914	$228,330	$232,203
Less: Return of capital	(2,507)	(152,670)	(144,208)
Dividends paid deduction	249,407	75,660	87,995
Less: Capital gain distributions	(108,938)	—	—
Dividends paid deduction attributable to adjusted taxable income subject to the 90% distribution requirement	$140,469	$75,660	$87,995
A summary of the tax characterization of the dividends paid by the General Partner for the years ended December 31, 2013, 2012 and 2011 follows:

	2013	2012	2011
Common Shares
Ordinary income	52.6%	14.1%	3.3%
Return of capital	4.4%	85.9%	96.7%
Capital gains	43.0%	—%	—%
	100.0%	100.0%	100.0%
Preferred Shares
Ordinary income	55.0%	100.0%	100.0%
Capital gains	45.0%	—%	—%
	100.0%	100.0%	100.0%
Partnership
For the Partnership, the allocated share of income and loss other than the operations of its taxable REIT subsidiary is included in the income tax returns of its partners; accordingly the only federal income taxes included in the accompanying consolidated financial statements of the Partnership are in connection with its taxable REIT subsidiary.

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred Tax Assets
A full valuation allowance for the deferred tax assets of the taxable REIT subsidiary was maintained for 2013, 2012 and 2011.  Based on the level of historical taxable income and projections of taxable income under our current operating strategy, management believes that it is more likely than not that the taxable REIT subsidiary will not generate sufficient taxable income to realize any of its deferred tax assets.  Income taxes are not material to our operating results or financial position. Our taxable REIT subsidiary has no significant net deferred income tax positions or unrecognized tax benefit items.
Cash Paid for Income Taxes
We paid state and local income taxes of $830,000, $580,000 and $340,000 in 2013, 2012 and 2011, respectively.
Fair Value Measurements
We follow the framework established under accounting standard FASB ASC 820 for measuring fair value of non-financial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis but only in certain circumstances, such as a business combination.
Assets and liabilities recorded at fair value on the consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:
Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities to which we have access.
Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity's own assumptions, as there is little, if any, related market activity.
In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
Use of Estimates
The preparation of the financial statements requires management to make a number of estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. The most significant estimates, as discussed within our Summary of Significant Accounting Policies, pertain to the critical assumptions utilized in testing real estate assets for impairment, estimating the fair value of real estate assets when an impairment event has taken place and allocating the purchase price of acquired properties to tangible and intangible assets based on their respective fair values. Actual results could differ from those estimates.

(3)	Significant Acquisitions and Dispositions
Acquisitions and dispositions for the periods presented were completed in accordance with our strategy to reposition our investment concentration among product types and further diversify our geographic presence. With the exception of certain properties that have been sold or classified as held for sale, the results of operations for all acquired properties have been included in continuing operations within our consolidated financial statements since their respective dates of acquisition.

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2013 Acquisitions
We acquired 17 operating properties during the year ended December 31, 2013. These acquisitions consisted of one industrial property in South Florida, one industrial property in Chicago, Illinois, three industrial properties in Central and Southern New Jersey, three industrial properties in Southern California, two industrial properties in Central California, one industrial property in Houston, Texas, one industrial property near Kansas City, Missouri, one industrial property near St. Louis, Missouri, two industrial properties in Northeast and Central Pennsylvania, one industrial property near Indianapolis, Indiana and one medical office property in Central Florida. The following table summarizes the fair value of amounts recognized for each major class of asset and liability (in thousands) for these acquisitions:

Real estate assets	$488,294
Lease-related intangible assets	67,167
Total acquired assets	555,461
Secured debt	103,638
Below market lease liability	2,153
Other liabilities	2,201
Total assumed liabilities	107,992
Fair value of acquired net assets	$447,469

The leases in the acquired properties had a weighted average remaining life at acquisition of approximately 7.9 years.
We have included $24.7 million in rental revenues, $1.4 million in rental expenses and $3.6 million in real estate taxes in continuing operations during 2013 for these properties since their respective dates of acquisition.

2012 Acquisitions

We acquired 37 operating properties during the year ended December 31, 2012. These acquisitions consisted of three industrial properties near Chicago, Illinois, two industrial properties in Columbus, Ohio, one industrial property in Southern California, two industrial properties in Northern California, one industrial property in Atlanta, Georgia, one industrial property in Houston, Texas and 27 medical office properties in various markets. The following table summarizes our allocation of the fair value of amounts recognized for each major class of asset and liability (in thousands) for these acquisitions:

Real estate assets	$668,149
Lease-related intangible assets	111,509
Other assets	5,714
Total acquired assets	785,372
Secured debt	100,826
Other liabilities	11,928
Total assumed liabilities	112,754
Fair value of acquired net assets	$672,618
The leases in the acquired properties had a weighted average remaining life at acquisition of approximately 8.8 years.

We have included $28.5 million in rental revenues, $3.6 million in rental expenses and $3.8 million in real estate taxes in continuing operations during 2012 for these properties since their respective dates of acquisition.

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurements
The fair value estimates used in allocating the aggregate purchase price of each acquisition among the individual components of real estate assets and liabilities were determined primarily through calculating the "as-if vacant" value of each building, using the income approach, and relied significantly upon internally determined assumptions. We have determined these estimates to have been primarily based upon Level 3 inputs, which are unobservable inputs based on our own assumptions. The range of most significant assumptions utilized in making the lease-up and future disposition estimates used in calculating the "as-if vacant" value of each building acquired during 2013 and 2012 are as follows:

	2013		2012
	Low	High	Low	High
Discount rate	6.49%	9.67%	7.13%	10.78%
Exit capitalization rate	5.09%	7.67%	5.75%	8.88%
Lease-up period (months)	12	24	6	36
Net rental rate per square foot - Industrial	$2.90	$8.28	$2.75	$7.62
Net rental rate per square foot - Medical Office	$18.00	$18.00	$13.20	$26.14
Acquisition-Related Activity
The acquisition-related activity in our consolidated Statements of Operations and Comprehensive Income consisted of transaction costs for completed acquisitions, which are expensed as incurred, as well as gains or losses related to acquisitions where we had a pre-existing non-controlling ownership interest. Acquisition-related activity for the years ended December 31, 2013, 2012 and 2011 includes transaction costs of $4.1 million, $4.2 million and $2.3 million, respectively. In 2013 and 2011, we recognized gains of $962,000 and $1.1 million, respectively, related to acquisitions of properties from unconsolidated joint ventures.
Dispositions
We disposed of income-producing real estate assets and undeveloped land and received net cash proceeds of $740.0 million, $138.1 million and $1.57 billion in 2013, 2012 and 2011, respectively.
Included in the building dispositions in 2013 is the sale of 18 medical office properties in various markets, which totaled 1.1 million square feet and were sold for $285.9 million. The properties sold were in markets, or were associated with health systems, where we did not believe there to be significant future growth potential.
During the year ended December 31, 2013, 19 office properties and one industrial property were sold from certain of our unconsolidated joint ventures for which our capital distributions totaled $92.3 million. Our share of gains from joint venture property sales, which are included in equity in earnings, related almost entirely to these sales and totaled $51.2 million.
Included in the building dispositions in 2011 is the sale of substantially all of our wholly-owned suburban office real estate properties in Atlanta, Chicago, Columbus, Dallas, Minneapolis, Orlando and Tampa, consisting of 79 buildings that had an aggregate of 9.8 million square feet, to affiliates of Blackstone Real Estate Partners. The sales price was approximately $1.06 billion which, after settlement of certain working capital items and the payment of applicable transaction costs, was received in a combination of approximately $1.02 billion in cash and the assumption by the buyer of mortgage debt with a face value of approximately $24.9 million.
Also included in the building dispositions in 2011 is the sale of 13 suburban office buildings, totaling over 2.0 million square feet, to an existing 20%-owned unconsolidated joint venture. These buildings were sold to the unconsolidated joint venture for an agreed value of $342.8 million, of which our 80% share of proceeds totaled $273.7 million.
All other dispositions were not individually material.

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)	Related Party Transactions
We provide property management, asset management, leasing, construction and other tenant-related services to unconsolidated companies in which we have equity interests. We recorded the corresponding fees based on contractual terms that approximate market rates for these types of services and have eliminated our ownership percentage of these fees in the consolidated financial statements. The following table summarizes the fees earned from these companies, prior to elimination, for the years ended December 31, 2013, 2012 and 2011, respectively (in thousands):

	2013	2012	2011
Management fees	$9,010	$11,018	$10,090
Leasing fees	2,260	3,411	4,417
Construction and development fees	5,138	4,739	6,711

(5)	Investments in Unconsolidated Companies
As of December 31, 2013, we had equity interests in 19 unconsolidated joint ventures that primarily own and operate rental properties and hold land for development.
Combined summarized financial information for the unconsolidated companies at December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012 and 2011, are as follows (in thousands):

	2013	2012	2011
Rental revenue	$240,064	$291,534	$272,937
Gain on sale of properties	$121,404	$6,792	$2,304
Net income	$116,832	$3,125	$10,709

Equity in earnings of unconsolidated companies	$54,116	$4,674	$4,565

Land, buildings and tenant improvements, net	$1,656,231	$1,991,823
Construction in progress	12,338	61,663
Undeveloped land	126,556	175,143
Other assets	206,414	289,173
	$2,001,539	$2,517,802

Indebtedness	$890,513	$1,314,502
Other liabilities	93,291	70,519
	983,804	1,385,021
Owners' equity	1,017,735	1,132,781
	$2,001,539	$2,517,802

Investments in and advances to unconsolidated companies (1)	$342,947	$372,256
(1) Differences between the net investment in our unconsolidated joint ventures and our underlying equity in the net assets of the ventures are primarily a result of previous impairments related to our investment in the unconsolidated joint ventures, basis differences associated with the sales of properties to joint ventures in which we retained an ownership interest and loans we have made to the joint ventures. These adjustments have resulted in an aggregate difference reducing our investments in unconsolidated joint ventures by $4.2 million and $15.2 million as of December 31, 2013 and 2012, respectively. Differences between historical cost basis and the basis reflected at the joint venture level (other than loans and impairments) are typically depreciated over the life of the related asset.

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The scheduled principal payments of long term debt for the unconsolidated joint ventures for each of the next five years and thereafter as of December 31, 2013 are as follows (in thousands):

Year	Future Repayments
2014	$178,112
2015	133,749
2016	116,492
2017	338,054
2018	3,769
Thereafter	119,112
$889,288

(6)	Discontinued Operations and Assets Held for Sale

The amounts described in the following paragraphs and tables have been reclassified from the previously filed consolidated financial statements to reflect the reclassification of the operations of certain properties to discontinued operations. The results of operations for two properties sold in the first six months of 2014 have been reclassified as income from discontinued operations for the years ended December 31, 2013, 2012 and 2011 in the consolidated statements of operations.
The following table illustrates the number of sold or held-for-sale properties included in, or excluded from, discontinued operations:

	Held For Sale at June 30, 2014	Sold in 2014	Sold in 2013	Sold in 2012	Sold in 2011	Total
Office	0	0	12	10	93	115
Industrial	0	11	6	17	7	41
Medical Office	1	1	6	0	0	8
Retail	0	0	1	1	1	3
Total properties included in discontinued operations	1	12	25	28	101	167
Properties excluded from discontinued operations	1	9	13	0	18	41
Total properties sold or classified as held-for-sale	2	21	38	28	119	208
We allocate interest expense to discontinued operations and have included such interest expense in computing income from discontinued operations. Interest expense allocable to discontinued operations includes interest on any secured debt for properties included in discontinued operations and an allocable share of our consolidated unsecured interest expense for unencumbered properties. The allocation of unsecured interest expense to discontinued operations was based upon the gross book value of the unencumbered real estate assets included in discontinued operations as it related to the total gross book value of our unencumbered real estate assets.
The following table illustrates the operations of the buildings reflected in discontinued operations for the years ended December 31, 2013, 2012 and 2011, respectively (in thousands):

	2013	2012	2011
Revenues	$47,843	$72,645	$252,434
Operating expenses	(18,014)	(26,364)	(110,854)
Depreciation and amortization	(16,423)	(31,151)	(81,369)
Operating income	13,406	15,130	60,211
Interest expense	(11,499)	(18,846)	(61,567)
Income (loss) before gain on sales	1,907	(3,716)	(1,356)
Gain on sale of depreciable properties	133,242	13,467	100,882
Income from discontinued operations	$135,149	$9,751	$99,526

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dividends or distributions on preferred shares or Preferred Units and adjustments for the redemption or repurchase of preferred shares or Preferred Units are allocated entirely to continuing operations for both the General Partner and the Partnership.
Allocation of Noncontrolling Interests - General Partner
The following table illustrates the General Partner's share of the income (loss) attributable to common shareholders from continuing operations and discontinued operations, reduced by the allocation of income or loss between continuing and discontinued operations to noncontrolling interests, for the years ended December 31, 2013, 2012 and 2011, respectively (in thousands):

	2013	2012	2011
Income (loss) from continuing operations attributable to common shareholders	$22,982	$(135,724)	$(65,463)
Income from discontinued operations attributable to common shareholders	130,062	9,579	96,879
Net income (loss) attributable to common shareholders	$153,044	$(126,145)	$31,416

Allocation of Noncontrolling Interests - Partnership
Substantially all of the income from discontinued operations for all periods presented in the Partnership's Consolidated Statements of Operations and Comprehensive Income is attributable to the common unitholders, with the exception of the 2013 sale of a property from a consolidated real estate joint venture.
Properties Held for Sale
At December 31, 2013, we classified eleven in-service properties as held-for-sale, which were included in discontinued operations. Additionally, we have classified one in-service property as held-for-sale, but have included the results of operations of this property in continuing operations because of continuing involvement through a management agreement. At December 31, 2012, we classified two in-service properties as held-for-sale. The following table illustrates aggregate balance sheet information of these held-for-sale properties (in thousands):

	December 31, 2013	December 31, 2012
Real estate investment, net	$47,592	$24,994
Other assets	9,874	5,943
Total assets held-for-sale	$57,466	$30,937

Accrued expenses	$1,481	$94
Other liabilities	594	713
Total liabilities held-for-sale	$2,075	$807

(7)	Indebtedness
All debt is held directly or indirectly by the Partnership. The General Partner itself does not have any indebtedness, but does guarantee the unsecured debt of the Partnership.
Indebtedness at December 31, 2013 and 2012 consists of the following (in thousands):

	Maturity Date	Weighted Average Interest Rate	Weighted Average Interest Rate
		2013	2012	2013	2012
Fixed rate secured debt	2014 to 2027	6.23%	6.19%	$1,081,035	$1,149,541
Variable rate secured debt	2014 to 2025	2.11%	2.01%	19,089	18,412
Unsecured debt	2015 to 2028	5.36%	6.17%	3,066,252	2,993,217
Unsecured line of credit	2015	1.42%	1.47%	88,000	285,000
				$4,254,376	$4,446,170

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Secured Debt
At December 31, 2013, our secured debt was collateralized by rental properties with a carrying value of $1.9 billion and by letters of credit in the amount of $4.4 million.
The fair value of our fixed rate secured debt at December 31, 2013 was $1.1 billion. Because our fixed rate secured debt is not actively traded in any marketplace, we utilized a discounted cash flow methodology to determine its fair value. Accordingly, we calculated fair value by applying an estimate of the current market rate to discount the debt's remaining contractual cash flows. Our estimate of a current market rate, which is the most significant input in the discounted cash flow calculation, is intended to replicate debt of similar maturity and loan-to-value relationship. The estimated rates ranged from 3.90% to 5.30%, depending on the attributes of the specific loans. The current market rates we utilized were internally estimated; therefore, we have concluded that our determination of fair value for our fixed rate secured debt was primarily based upon Level 3 inputs.
We assumed three secured loans in conjunction with our acquisition activity in 2013. These assumed loans had a total face value of $99.3 million and a fair value of $103.6 million. These assumed loans had a weighted average remaining term at acquisition of 1.8 years and carry a weighted average stated interest rate of 5.59%. We used an estimated market interest rate of 3.00% in determining the fair value of these loans. Between the date of acquisition and the end of the most recent reporting period, interest rates increased, resulting in our estimated market interest rate for these loans increasing to 3.90%.
We assumed nine secured loans in conjunction with our acquisition activity in 2012. These assumed loans had a total face value of $96.1 million and fair value of $100.8 million. These assumed loans carry a weighted average stated interest rate of 5.56% and had a weighted average remaining term at acquisition of 2.4 years. We used an estimated market rate of 3.50% in determining the fair value of these loans.
In 2012, a newly formed subsidiary, consolidated by both the General Partner and the Partnership, borrowed $13.3 million on a secured note bearing interest at a variable rate of LIBOR plus 2.50% (equal to 2.67% for outstanding borrowings as of December 31, 2013) and maturing June 29, 2017.
During the year ended December 31, 2013, we repaid twelve secured loans, at their maturity dates, totaling $153.8 million. These loans had a weighted average stated interest rate of 5.52%.
During the year ended December 31, 2012, we repaid five secured loans at their maturity dates totaling $102.1 million. These loans had a weighted average stated interest rate of 6.08%.
Unsecured Debt
At December 31, 2013, with the exception of the $250.0 million variable rate term note described below, all of our unsecured debt bore interest at fixed rates and primarily consisted of unsecured notes that are publicly traded. We utilized broker estimates in estimating the fair value of our fixed rate unsecured debt. Our unsecured notes are thinly traded and, in certain cases, the broker estimates were not based upon comparable transactions. The broker estimates took into account any recent trades within the same series of our fixed rate unsecured debt, comparisons to recent trades of other series of our fixed rate unsecured debt, trades of fixed rate unsecured debt from companies with profiles similar to ours, as well as overall economic conditions. We reviewed these broker estimates for reasonableness and accuracy, considering whether the estimates were based upon market participant assumptions within the principal and most advantageous market and whether any other observable inputs would be more accurate indicators of fair value than the broker estimates. We concluded that the broker estimates were representative of fair value. We have determined that our estimation of the fair value of our fixed rate unsecured debt was primarily based upon Level 3 inputs, as defined. The estimated trading values of our fixed rate unsecured debt, depending on the maturity and coupon rates, ranged from 92.00% to 124.00% of face value.
We utilize a discounted cash flow methodology in order to estimate the fair value of our variable rate term loan. The net present value of the difference between future contractual interest payments and future interest payments based on our estimate of a current market rate represents the difference between the book value and the fair value. Our

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

estimate of a current market rate was based on estimated market spreads and the quoted yields on federal government treasury securities with similar maturity dates.
We took the following actions during 2013 and 2012 as it pertains to our unsecured indebtedness:

•	In December 2013, we issued $250.0 million of unsecured notes that bear interest at 3.875%, have an effective rate of 3.91%, and mature on February 15, 2021.

•
During the year ended December 31, 2013, we repaid three unsecured notes totaling $675.0 million. These notes had a weighted average effective rate of 6.37% and a weighted average stated rate of 5.57%. An unsecured note was repaid prior to its maturity date, and we incurred a loss on extinguishment of $9.4 million, which related to a make-whole payment to the bondholders as well as the write-off of unamortized deferred financing costs.

•
In May 2013, we issued and fully drew down on a term loan with an aggregate commitment of $250.0 million that bears interest at a variable rate of LIBOR plus 1.35% (equal to 1.52% for outstanding borrowings at December 31, 2013) and matures May 14, 2018.

•	In March 2013, we issued $250.0 million of unsecured notes that bear interest at 3.625%, have an effective rate of 3.72%, and mature on April 15, 2023.

•	In October 2012, we repaid $50.0 million of medium term notes, which had an effective interest rate of 5.45%, at their scheduled maturity date.

•	In September 2012, we issued $300.0 million of unsecured notes that bear interest at 3.875%, have an effective rate of 3.925%, and mature on October 15, 2022.

•	In August 2012, we repaid $150.0 million of senior unsecured notes, which had an effective interest rate of 6.01%, at their scheduled maturity date.

•	In July 2012, one of our consolidated subsidiaries repaid $21.0 million of variable rate unsecured debt, which bore interest at a rate of LIBOR plus 0.85%, at its scheduled maturity date.

•	In June 2012, we issued $300.0 million of senior unsecured notes that bear interest at 4.375%, have an effective rate of 4.466% and mature on June 15, 2022.
The indentures (and related supplemental indentures) governing our outstanding series of notes also require us to comply with financial ratios and other covenants regarding our operations. We were in compliance with all such covenants at December 31, 2013.
Unsecured Line of Credit
Our unsecured line of credit at December 31, 2013 is described as follows (in thousands):

			Outstanding Balance at
Description	Borrowing Capacity	Maturity Date	December 31, 2013
Unsecured Line of Credit – Partnership	$850,000	December 2015	$88,000
The Partnership's unsecured line of credit has an interest rate on borrowings of LIBOR plus 1.25% (equal to 1.42% for borrowings at December 31, 2013) and a maturity date of December 2015. Subject to certain conditions, the terms also include an option to increase the facility by up to an additional $400.0 million, for a total of up to $1.25 billion.
This line of credit provides us with an option to obtain borrowings from financial institutions that participate in the line at rates that may be lower than the stated interest rate, subject to certain restrictions.
This line of credit contains financial covenants that require us to meet certain financial ratios and defined levels of performance, including those related to total fixed charge coverage, unsecured interest expense coverage and debt-to-asset value (with asset value being defined in the Partnership's unsecured line of credit agreement). At December 31, 2013, we were in compliance with all covenants under this line of credit.
To the extent that there are outstanding borrowings, we utilize a discounted cash flow methodology in order to estimate the fair value of our unsecured line of credit. The net present value of the difference between future contractual interest payments and future interest payments based on our estimate of a current market rate represents

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the difference between the book value and the fair value. Our estimate of a current market rate was based on estimated market spreads and the quoted yields on federal government treasury securities with similar maturity dates. The current market rate of 1.47% that we utilized was internally estimated; therefore, we have concluded that our determination of fair value for our unsecured line of credit was primarily based upon Level 3 inputs.
Through July 2012, a consolidated subsidiary had an unsecured line of credit that allowed for borrowings up to $30.0 million and bore interest at a rate of LIBOR plus 0.85%. This unsecured line of credit was used to fund development activities within the consolidated subsidiary and the outstanding balance of $20.3 million was repaid at its maturity in July 2012.
Changes in Fair Value
As all of our fair value debt disclosures relied primarily on Level 3 inputs, the following table summarizes the book value and changes in the fair value of our debt for the year ended December 31, 2013 (in thousands):

	Book Value at	Book Value at	Fair Value at	Issuances		Adjustments	Fair Value at
	December 31, 2012	December 31, 2013	December 31, 2012	and Assumptions	Payoffs	to Fair Value	December 31, 2013
Fixed rate secured debt	$1,149,541	$1,081,035	$1,251,477	$103,638	$(167,932)	$(41,466)	$1,145,717
Variable rate secured debt	18,412	19,089	18,386	1,933	(1,256)	26	19,089
Unsecured debt	2,993,217	3,066,252	3,336,386	750,000	(676,965)	(158,903)	3,250,518
Unsecured line of credit	285,000	88,000	285,632	—	(197,000)	(249)	88,383
Total	$4,446,170	$4,254,376	$4,891,881	$855,571	$(1,043,153)	$(200,592)	$4,503,707

Scheduled Maturities and Interest Paid
At December 31, 2013, the scheduled amortization and maturities of all indebtedness, excluding fair value and other accounting adjustments, for the next five years and thereafter were as follows (in thousands):

Year	Amount
2014	$84,060
2015	546,004
2016	530,439
2017	568,268
2018	557,937
Thereafter	1,961,007
$4,247,715
The amount of interest paid in 2013, 2012 and 2011 was $254.2 million, $246.1 million and $261.2 million, respectively. The amount of interest capitalized in 2013, 2012 and 2011 was $16.8 million, $9.4 million and $4.3 million, respectively.

(8)	Segment Reporting
We have four reportable operating segments at December 31, 2013, the first three of which consist of the ownership and rental of (i) industrial, (ii) office and (iii) medical office real estate investments. The operations of our industrial, office and medical office properties, along with our retail properties, are collectively referred to as "Rental Operations." Our retail properties, as well as any other properties not included in our reportable segments, do not by themselves meet the quantitative thresholds for separate presentation as a reportable segment. The fourth reportable segment consists of various real estate services such as property management, asset management, maintenance, leasing, development, general contracting and construction management to third-party property owners and joint ventures, and is collectively referred to as "Service Operations." Our reportable segments offer different products or services and are managed separately because each segment requires different operating strategies and management expertise.
We assess and measure the overall operating results of the General Partner and the Partnership based upon Funds From Operations ("FFO"), as defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is an industry performance measure that management believes is a useful indicator of consolidated operating performance. FFO is used by industry analysts and investors as a supplemental operating performance measure of a REIT. NAREIT created FFO as a non-GAAP supplemental measure of REIT operating performance. FFO, as

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

defined by NAREIT, represents GAAP net income (loss), excluding extraordinary items as defined under GAAP, gains or losses from sales of previously depreciated real estate assets, impairment charges related to depreciable real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. The most comparable GAAP measure is net income (loss) attributable to common shareholders or common unitholders. FFO attributable to common shareholders or common unitholders should not be considered as a substitute for net income (loss) attributable to common shareholders or common unitholders or any other measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.
Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry analysts and investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Management believes that the use of FFO attributable to common shareholders or common unitholders, combined with net income (which remains the primary measure of performance), improves the understanding of operating results of REITs among the investing public and makes comparisons of REIT operating results more meaningful. Management believes that the use of FFO as a performance measure enables investors and analysts to readily identify the operating results of the long-term assets that form the core of a REIT's activity and assist them in comparing these operating results between periods or between different companies.
Other revenue consists of other operating revenues not identified with one of our operating segments. We do not allocate interest expense and certain other non-property specific revenues and expenses ("Non-Segment Items," as shown in the table below) to our individual operating segments in determining our performance measure. Thus, the operational performance measure presented here on a segment-level basis represents net earnings, excluding depreciation expense and the Non-Segment Items not allocated, and is not meant to present FFO as defined by NAREIT.
The following table shows (i) the revenues for each of the reportable segments and (ii) a reconciliation of FFO attributable to common shareholders or common unitholders to net income (loss) attributable to common shareholders or common unitholders for the years ended December 31, 2013, 2012 and 2011 (in thousands):

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2013	2012	2011
Revenues
Rental Operations:
Industrial	$481,902	$429,660	$366,365
Office	251,270	242,719	251,766
Medical Office	127,475	82,962	47,309
Non-reportable Rental Operations	7,206	7,246	7,631
Service Operations	206,596	275,071	521,796
Total segment revenues	1,074,449	1,037,658	1,194,867
Other revenue	5,564	7,421	11,544
Consolidated revenue from continuing operations	1,080,013	1,045,079	1,206,411
Discontinued operations	47,843	72,645	252,434
Consolidated revenue	$1,127,856	$1,117,724	$1,458,845
Reconciliation of Funds From Operations
Net earnings excluding depreciation and Non-Segment Items:
Industrial	$359,229	$320,981	$270,086
Office	146,712	141,116	148,736
Medical Office	85,295	55,410	29,024
Non-reportable Rental Operations	4,634	5,073	5,475
Service Operations	22,763	20,201	41,316
	618,633	542,781	494,637
Non-Segment Items:
Interest expense	(228,324)	(229,417)	(206,244)
Impairment charges on non-depreciable properties	(3,777)	—	(12,931)
Interest and other income, net	1,887	514	658
Other operating income (expenses)	470	(633)	(1,237)
General and administrative expenses	(42,673)	(46,424)	(43,107)
Gain on land sales	9,547	—	—
Undeveloped land carrying costs	(8,614)	(8,829)	(8,934)
Loss on debt extinguishment	(9,433)	—	—
Acquisition-related activity	(3,093)	(4,192)	(1,188)
Income tax benefit	5,080	103	194
Other non-segment income	1,029	3,728	6,131
Net (income) loss attributable to noncontrolling interests - consolidated entities not wholly owned by the Partnership	(3,863)	(382)	115
Joint venture items	34,129	37,469	38,161
Dividends on preferred shares/Preferred Units	(31,616)	(46,438)	(60,353)
Adjustments for redemption/repurchase of preferred shares/Preferred Units	(5,932)	(5,730)	(3,796)
Discontinued operations	18,330	27,435	80,013
FFO attributable to common unitholders of the Partnership	351,780	269,985	282,119
Net (income) loss attributable to noncontrolling interests - common limited partnership interests in the Partnership	(2,094)	2,273	(859)
Noncontrolling interest share of FFO adjustments	(2,645)	(7,054)	(6,644)
FFO attributable to common shareholders of the General Partner	347,041	265,204	274,616
Depreciation and amortization on continuing operations	(392,627)	(348,268)	(304,310)
Depreciation and amortization on discontinued operations	(16,423)	(31,151)	(81,369)
Company's share of joint venture adjustments	(31,220)	(34,702)	(33,687)
Earnings from depreciated property sales on continuing operations	59,179	344	68,549
Earnings from depreciated property sales on discontinued operations	133,242	13,467	100,882
Earnings from depreciated property sales - share of joint venture	51,207	1,907	91
Noncontrolling interest share of FFO adjustments	2,645	7,054	6,644
Net income (loss) attributable to common shareholders of the General Partner	$153,044	$(126,145)	$31,416
Add back: Net income (loss) attributable to noncontrolling interests - common limited partnership interests in the Partnership	2,094	(2,273)	859
Net income (loss) attributable to common unitholders of the Partnership	$155,138	$(128,418)	$32,275

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 The assets for each of the reportable segments at December 31, 2013 and 2012 were as follows (in thousands):

	December 31, 2013	December 31, 2012
Assets
Rental Operations:
Industrial	$4,414,740	$3,836,721
Office	1,524,501	1,683,314
Medical Office	1,170,420	1,202,929
Non-reportable Rental Operations	81,056	175,197
Service Operations	145,222	162,219
Total segment assets	7,335,939	7,060,380
Non-segment assets	416,675	499,721
Consolidated assets	$7,752,614	$7,560,101
Tenant improvements and leasing costs to re-let rental space that we previously leased to tenants are referred to as second generation expenditures. Building improvements that are not specific to any tenant but serve to improve integral components of our real estate properties are also second generation expenditures. In addition to revenues and FFO, we also review our second generation capital expenditures in measuring the performance of our individual Rental Operations segments. We review these expenditures to determine the costs associated with re-leasing vacant space and maintaining the condition of our properties. Our second generation capital expenditures by segment are summarized as follows for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	2013	2012	2011
Second Generation Capital Expenditures
Industrial	$41,971	$33,095	$34,872
Office	46,600	30,092	63,933
Medical Office	3,106	641	410
Non-reportable Rental Operations segments	121	56	49
Total	$91,798	$63,884	$99,264

(9)	Leasing Activity
Future minimum rents due to us under non-cancelable operating leases at December 31, 2013 are as follows (in thousands):

Year	Amount
2014	$703,876
2015	689,296
2016	621,198
2017	545,905
2018	462,986
Thereafter	1,885,474
$4,908,735
In addition to minimum rents, certain leases require reimbursements of specified operating expenses that amounted to $196.3 million, $174.2 million and $190.8 million for the years ended December 31, 2013, 2012 and 2011, respectively.

(10)	Employee Benefit Plans
We maintain a 401(k) plan for our eligible employees. We make matching contributions up to an amount equal to three percent of the employee's salary and may also make annual discretionary contributions. In February 2013, we revised the Company's matching program, changing the matching contributions from 100% of the employee salary deferral contributions up to two percent of eligible compensation to 50% of the employee salary deferral contributions up to six percent of eligible compensation. Also, a discretionary contribution was declared at the end of 2013, 2012 and 2011. The total expense recognized for this plan was $2.9 million, $2.2 million and $2.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We make contributions to a contributory health and welfare plan as necessary to fund claims not covered by employee contributions. The total expense we recognized related to this plan was $7.9 million, $7.5 million and $9.5 million for 2013, 2012 and 2011, respectively. These expense amounts include estimates based upon the historical experience of claims incurred but not reported as of year-end.

(11)	Shareholders' Equity of the General Partner and Partners' Capital of the Partnership
General Partner
The General Partner periodically uses the public equity markets to fund the development and acquisition of additional rental properties or to pay down debt. The proceeds of these offerings are contributed to the Partnership in exchange for an additional interest in the Partnership.
In January 2013, the General Partner completed a public offering of 41.4 million common shares at an issue price of $14.25 per share, resulting in gross proceeds of $590.0 million and, after deducting underwriting fees and estimated offering costs, net proceeds of approximately $571.9 million. A portion of the net proceeds from this offering were used to repay all of the outstanding borrowings under the Partnership's existing revolving credit facility, which had an outstanding balance of $285.0 million at December 31, 2012, and the remaining proceeds were used to redeem all of the General Partner's outstanding 8.375% Series O Cumulative Redeemable Preferred Shares ("Series O Shares") and for general corporate purposes.
Throughout 2013, the General Partner issued 4.8 million shares of common stock pursuant to its at the market equity program, generating gross proceeds of approximately $79.3 million and, after deducting commissions and other costs, net proceeds of approximately $77.8 million. The proceeds from these offerings were used for general corporate purposes, which include the funding of development costs.
In February 2013, the General Partner redeemed all of the outstanding shares of its Series O Shares at their liquidation amount of $178.0 million. Original offering costs of $5.9 million were included as a reduction to net income attributable to common shareholders in conjunction with the redemption of these shares.
Throughout 2012, the General Partner issued 22.7 million shares of common stock pursuant to its at the market equity program, generating gross proceeds of approximately $322.2 million and, after considering commissions and other costs, net proceeds of approximately $315.3 million. The proceeds from these offerings were used for acquisitions, general corporate purposes and redemption of preferred shares and fixed rate secured debt
In March 2012, the General Partner redeemed all of the outstanding shares of its 6.950% Series M Cumulative Redeemable Preferred Shares at a liquidation amount of $168.3 million. Offering costs of $5.7 million were included as an increase to net loss attributable to common shareholders in conjunction with the redemption of these shares.
In July 2011, the General Partner redeemed all of the outstanding shares of its 7.250% Series N Cumulative Redeemable Preferred Shares at a liquidation amount of $108.6 million. Offering costs of $3.6 million were included as a reduction to net income attributable to common shareholders in conjunction with the redemption of these shares.
In February 2011, the General Partner repurchased 80,000 shares of its Series O Shares. The Series O Shares that were repurchased had a total redemption value of $2.0 million and were repurchased for $2.1 million. An adjustment of approximately $163,000, which included a ratable portion of original issuance costs, was included as a reduction to net income attributable to common shareholders.
The following series of preferred shares were outstanding as of December 31, 2013 (in thousands, except percentage data):

DUKE REALTY CORPORATION AND DUKE REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Description	Shares Outstanding	Dividend Rate	Optional Redemption Date	Liquidation Preference
Series J Preferred	396	6.625%	August 29, 2008	$99,058
Series K Preferred	598	6.500%	February 13, 2009	$149,550
Series L Preferred	796	6.600%	November 30, 2009	$199,075
All series of preferred shares require cumulative distributions and have no stated maturity date (although the General Partner may redeem all such preferred shares on or following their optional redemption dates at its option, in whole or in part).

Partnership
For each common share or preferred share that the General Partner issues, the Partnership issues a corresponding General Partner Unit or Preferred Unit, as applicable, to the General Partner in exchange for the contribution of the proceeds from the stock issuance. Similarly, when the General Partner redeems or repurchases common shares or preferred shares, the Partnership redeems the corresponding Common Units or Preferred Units held by the General Partner at the same price.

(12)	Stock Based Compensation
We are authorized to issue up to 9.7 million shares of the General Partner's common stock under our stock-based employee and non-employee compensation plans.
Restricted Stock Units
Under our 2005 Long-Term Incentive Plan and our 2005 Non-Employee Directors Compensation Plan (collectively, the "Compensation Plans") approved by the General Partner's shareholders in April 2005, RSUs may be granted to non-employee directors, executive officers and selected management employees. A RSU is economically equivalent to a share of the General Partner's common stock.
RSUs granted to employees generally vest 20% per year over five years, have contractual lives of five years and are payable in shares of our common stock with a new share of such common stock issued upon each RSU's vesting. RSUs granted to existing non-employee directors vest 100% over one year, and have contractual lives of one year.
To the extent that a recipient of a RSU grant is not determined to be retirement eligible, as defined by the Compensation Plans, we recognize expense on a straight-line basis over the vesting period. Expense is recognized immediately at the date of grant to the extent a recipient is retirement eligible and expense is accelerated to the extent that a participant will become retirement eligible prior to the end of the contractual life of granted RSUs.
The following table summarizes transactions for our RSUs, excluding dividend equivalents, for 2013:

Restricted Stock Units	Number of RSUs	Weighted Average Grant Date Fair Value
RSUs at December 31, 2012	2,680,765	$12.26
Granted	834,435	$16.32
Vested	(974,476)	$12.00
Forfeited	(196,043)	$13.47
RSUs at December 31, 2013	2,344,681	$13.71
Compensation cost recognized for RSUs totaled $13.3 million, $11.5 million and $11.2 million for the years ended December 31, 2013, 2012 and 2011, respectively.
As of December 31, 2013, there was $12.7 million of total unrecognized compensation expense related to nonvested RSUs granted under the Plan, which is expected to be recognized over a weighted average period of 2.9 years.

(13)	Financial Instruments
We are exposed to capital market risk, such as changes in interest rates. In an effort to manage interest rate risk, we may enter into interest rate hedging arrangements from time to time. We do not utilize derivative financial instruments for trading or speculative purposes.
The effectiveness of our hedges is evaluated throughout their lives using the hypothetical derivative method under which the change in fair value of the actual swap designated as the hedging instrument is compared to the change in fair value of a hypothetical swap. We had no material interest rate derivatives, when considering the fair value of the hedging instruments, in any period presented.

(14)	Commitments and Contingencies
We have guaranteed the repayment of $76.2 million of economic development bonds issued by various municipalities in connection with certain commercial developments. We will be required to make payments under our guarantees to the extent that incremental taxes from specified developments are not sufficient to pay the bond debt service. Management does not believe that it is probable that we will be required to make any significant payments in satisfaction of these guarantees.
We also have guaranteed the repayment of secured and unsecured loans of four of our unconsolidated subsidiaries. At December 31, 2013, the maximum guarantee exposure for these loans was approximately $188.4 million.
We lease certain land positions with terms extending to October 2105, with a total future payment obligation of $215.4 million. No payments on these ground leases, which are classified as operating leases, are material in any individual year.
We are subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of any ultimate liability with respect to these actions will not materially affect our consolidated financial statements or results of operations.
We own certain parcels of land that are subject to special property tax assessments levied by quasi municipal entities. To the extent that such special assessments are fixed and determinable, the discounted value of the full assessment is recorded as a liability. We have $12.4 million of such special assessment liabilities, which are included within other liabilities on our consolidated balance sheet as of December 31, 2013.

(15)	Subsequent Events
Declaration of Dividends/Distributions
The General Partner's board of directors declared the following dividends/distributions at its regularly scheduled board meeting held on January 29, 2014:

Class of stock/units	Quarterly Amount per Share or Unit	Record Date	Payment Date
Common	$0.170000	February 14, 2014	February 28, 2014
Preferred (per depositary share):
Series J	$0.414063	February 14, 2014	February 28, 2014
Series K	$0.406250	February 14, 2014	February 28, 2014
Series L	$0.412500	February 14, 2014	February 28, 2014